Exhibit 99.1

FORM OF INSTRUCTIONS AS TO USE OF

NON-TRANSFERABLE SUBSCRIPTION RIGHTS CERTIFICATES

LIGHTING SCIENCE GROUP CORPORATION

The following instructions relate to a rights offering (the “Rights Offering”) by Lighting Science Group Corporation (the “Company”) to the holders (each, a “Holder”) of its common stock, 6% Convertible Preferred Stock, Series B Preferred Stock and warrants to purchase its common stock, as described in the Company’s prospectus dated January     , 2010 (the “Prospectus”). Subject to applicable law, each Holder will receive one non-transferable right (a “Subscription Right”) for each share of common stock held by such Holder or issuable to such Holder upon the conversion or exercise of 6% Convertible Preferred Stock, Series B Preferred Stock or warrants as of January 15, 2010 (the “Record Date”).

Each whole Subscription Right is exercisable, upon payment of $1.006 in cash (the “Subscription Price”), to purchase 1.8 Units (the “Basic Subscription Right”). Each “Unit” will consist of one share of Series D Non-Convertible Preferred Stock (the “Series D Preferred Stock”) and that portion of a warrant (the “Warrant”) representing the right to purchase one share of the Company’s common stock at an exercise price of $6.00 per share. Subscription Rights exercisable into an aggregate of 25,268,193 Units consisting of an aggregate of 25,268,193 shares of Series D Preferred Stock and Warrants representing the right to purchase up to an aggregate of 25,268,193 shares of common stock, are being distributed in connection with the Rights Offering.

Holders who fully exercise their Basic Subscription Rights will be entitled to subscribe for additional Units that remain unsubscribed as a result of any unexercised Basic Subscription Rights (the “Over-Subscription Rights”). The Over-Subscription Rights allow each Holder to subscribe for an additional amount equal to up to 200% of the Units for which such Holder was otherwise entitled to subscribe. If an insufficient number of Units are available to satisfy fully the Over-Subscription Right requests, the available Units will be distributed proportionately among Holders who exercised their Over-Subscription Rights based on the number of unsubscribed Units each Holder subscribed for under the Over-Subscription Right.

No fractional Subscription Rights or cash in lieu thereof will be issued or paid. If applicable, the number of Subscription Rights distributed to each Holder has been rounded down to the nearest whole number in order to avoid issuing fractional Subscription Rights. Further, no fractional Units will be issued in the Rights Offering. If a Holder’s Subscription Rights will allow him or her to purchase a fractional Unit, he or she may exercise his or her Subscription Rights only by rounding down to and paying for the nearest whole Unit or by paying for any lesser number of whole Units.

The Subscription Rights will expire at 5:00 p.m., Eastern Time, on February 19, 2010, unless extended by the board of directors of the Company (as may be extended, the “Expiration Date”).

The Subscription Rights are evidenced by non-transferable subscription rights certificates (the “Subscription Certificate”) registered in the record Holder’s name or the name of its nominee. The number of Subscription Rights to which you are entitled is printed on the face of your Subscription Certificate. You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate section on the back of your Subscription Certificate and returning the Subscription Certificate to the Subscription Agent in the envelope provided.

Your Subscription Certificate must be received by the Subscription Agent on or before the Expiration Date. Payment of the Subscription Price of all Subscription Rights exercised, including pursuant to the Over-Subscription Right, including final clearance of any checks, must be received by the Subscription

Agent on or before the Expiration Date. Once you exercise your Subscription Rights, you cannot revoke the exercise of such Subscription Rights. In case you hold Subscription Rights through a broker or other nominee, you should verify with your broker or nominee the deadline by when you must deliver your instruction. See also Section 3 below.

1. Subscription Rights. To exercise Subscription Rights, complete your Subscription Certificate and send your properly completed and executed Subscription Certificate, together with payment in full of the Subscription Price for each Unit subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Right, to the Subscription Agent. The method of delivery of the Subscription Certificate and the payment of the Subscription Price to the Subscription Agent is at your election and risk. If you send your Subscription Certificate and payment by mail, then you should send them by registered mail, properly insured. All payments must be made in United States dollars by check or bank draft drawn upon a United States bank, or by wire transfer, in each case, payable to “American Stock Transfer & Trust Company, LLC as Subscription Agent.”

2. Acceptance of Payments. Payments will be deemed to have been received by the Subscription Agent only upon the: (i) clearance of an uncertified check; (ii) receipt by the Subscription Agent of a certified or cashier’s check or bank draft drawn upon a United States bank; or (iii) receipt by the Subscription Agent of confirmation from its bank that a wire transfer has been received. Funds paid by uncertified personal check may take several business days to clear. Accordingly, if you wish to pay the Subscription Price by uncertified personal check, then you should make payment sufficiently in advance of the Expiration Date to ensure its receipt and clearance by that time. To avoid disappointment caused by a failure of your subscription due to your payment not clearing prior to the Expiration Date, the Company urges you to consider payment by means of certified or cashier’s check. It is highly recommend that if you intend to pay the Subscription Price by personal check, then your subscription payment should be received by the Subscription Agent no later than five business days prior to the Expiration Date. If your check does not clear before the Expiration Date, then you will not receive any Units, and the Company’s only obligation will be to return your subscription payment, without interest or deduction.

3. Contacting the Subscription Agent; Questions and Requests for Additional Materials. The addresses for the Subscription Agent are as follows:

By Mail or Overnight Courier:	By Hand:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company, LLC Attn: Reorganization Department 59 Maiden Lane New York, New York 10038

For questions regarding the Rights Offering, assistance regarding the method of exercising Subscription Rights or for additional copies of relevant documents and instructions, please contact the Company by mail, telephone, or e-mail:

Rights Offering Subscription Department
Lighting Science Group Corporation
Building 2A	Telephone: (321)779-5542	Email: ROSD@lsgc.com
1227 South Patrick Drive
Satellite Beach, Florida 32937

4. Effect of Over- and Under-Payments. If you do not indicate the number of Units to be subscribed for on your Subscription Certificate, or if you indicate a number of Units that does not correspond with the aggregate Subscription Price payment you delivered, you will be deemed to have subscribed for the maximum number of Units that may be subscribed for, under both the Basic Subscription Right and the Over-Subscription Right, for the aggregate Subscription Price you delivered. If the Company does not apply your full Subscription Price payment to your purchase of Units, then the Company will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the Expiration Date. If you subscribe for fewer than all of the Units represented by your Subscription Certificate, then the unexercised Subscription Rights will become null and void on the Expiration Date.

5. Delivery of Stock and Warrant Certificates. The following deliveries and payments to you will be made to the address shown on the face of your Subscription Certificate unless you provide instructions to the contrary on the back of your Subscription Certificate:

(a) Basic Subscription Right. As soon as practicable after the Expiration Date, the Subscription Agent will mail to each validly-exercising Holder of Subscription Rights certificates representing shares of Series D Preferred Stock and Warrants purchased pursuant to the Basic Subscription Right.

(b) Oversubscription Right. As soon as practicable after the Expiration Date and after all pro-rations and adjustments contemplated by the terms of the Rights Offering have been effected and taking into account any delays or extensions in closing the over-subscription purchases, the Subscription Agent will mail to each Holder of Subscription Rights who validly exercises the Over-Subscription Right certificates representing the number of shares of Series D Preferred Stock and Warrants allocated to such Holder pursuant to the Over-Subscription Right. See “The Rights Offering” in the Prospectus.

(c) Excess Payments. If you exercised your Over-Subscription Right and are allocated less than all of the Units for which you wished to over-subscribe, then your excess Subscription Price payment for Units that were not allocated to you will be returned to you by mail, without interest or deduction, as soon as practicable after the Expiration Date.

6. Execution.

(a) Execution By Registered Holder. The signature on the Subscription Certificate must correspond with the name of the registered Holder exactly as it appears on the face of the Subscription Certificate without any alteration or change whatsoever. Persons who sign the Subscription Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

(b) Execution By Person Other Than Registered Holder. If the Subscription Certificate is executed by a person other than the Holder named on the face of the Subscription Certificate, proper evidence of authority of the person executing the Subscription Certificate must accompany the same unless the Subscription Agent, in its discretion, dispenses with proof of authority.

(c) Signature Guarantees. Your signature must be guaranteed by an Eligible Guarantor Institution if you specify special delivery instructions. Appropriate signature guarantors include: banks and savings associations, credit unions, member firms of a national securities exchange, municipal securities dealers and government securities dealers.

7. Method of Delivery. The method of delivery of Subscription Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Holder of the Subscription Right. If sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent prior to the Expiration Date.

8. Delivery of Subscription Rights Through Depository Trust Company. In the case of Holders of Subscription Rights that are held of record through The Depository Trust Company (the “DTC”), exercises of the Basic Subscription Right and the Over-Subscription Right may be effected by instructing the DTC to transfer Subscription Rights (such Subscription Rights, the “DTC Rights”) from the DTC account of such Holder to the DTC account of the Subscription Agent, together with payment of the Subscription Price for each underlying Unit subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Right.

9. No Revocation. If you exercise any of your Basic or Over-Subscription Rights, you will not be permitted to revoke or change the exercise or request a refund of monies paid. You should not exercise your Subscription Rights unless you are sure that you wish to purchase Units at the Subscription Price. Once you exercise your Subscription Rights, you cannot revoke the exercise of such Subscription Rights even if you later learn information that you consider to be unfavorable and even if the market price of our common stock changes or other changes occur relating to the Company.

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